Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California Premium Income
Municipal Fund
33-62854
811-07720

A special meeting of the shareholders of the Nuveen California Premium Income
Municipal Fund was held on July 26, 2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the
affirmative:
5,420,477 and
the number of negative votes:  33,834

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007524.